EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 23, 2012, relating to the consolidated financial statements of EuroSite Power Inc. which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ McGladrey LLP
McGladrey LLP

Boston, Massachusetts

July 11, 2012